INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL
COMMENTS ON OUTLOOK FOR THE SECOND QUARTER OF 2006

St. Louis, Missouri, June 7, 2006 - Furniture Brands International (NYSE: FBN), commented on recent business trends and operations in the second quarter of 2006.

W.G. (Mickey) Holliman, Chairman of the Board and Chief Executive Officer, said, “Business conditions remain as expected from early May when we last commented on current trends. We are currently in a seasonally challenging period for furniture retailing; nevertheless, net sales are slightly positive versus the year ago period.”

Mr. Holliman concluded, “We reaffirm the guidance we gave in early May - net earnings per common share of 29 to 33 cents including the effect of 3 cents of previously disclosed restructuring, asset impairment and severance charges as well as the effect of 3 cents in increased interest expense due to the upfront recognition of the accounting gain on a cash flow hedge. We will report the actual results for the second quarter of 2006 on July 26, 2006.”

Furniture Brands International is one of America’s largest residential furniture companies. The company produces, sources and markets its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith.

Statements in this release that are not strictly historical may be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties, and Furniture Brands undertakes no obligation to update any such statement to reflect later developments. These include economic conditions, competitive factors, raw material pricing and restructuring efforts, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.